American Funds Global Balanced Fund

April 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$26,053
Class B	$16
Class C	$1,149
Class F1	$1,015
Class F2	$3,374
Total	$31,607
Class 529-A	$1,090
Class 529-B	$1
Class 529-C	$118
Class 529-E	$48
Class 529-F1	$85
Class R-1	$21
Class R-2	$81
Class R-2E	$-*
Class R-3	$165
Class R-4	$130
Class R-5	$37
Class R-6	$9,276
Total	$11,052

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1800
Class B	$0.0500
Class C	$0.0600
Class F1	$0.1700
Class F2	$0.2200
Class 529-A	$0.1700
Class 529-B	$0.0300
Class 529-C	$0.0500
Class 529-E	$0.1300
Class 529-F1	$0.2000
Class R-1	$0.0800
Class R-2	$0.0700
Class R-2E	$0.1900
Class R-3	$0.1300
Class R-4	$0.1800
Class R-5	$0.2200
Class R-6	$0.2300

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	150,184
Class B	264
Class C	20,195
Class F1	6,098
Class F2	17,653
Total	194,394
Class 529-A	6,650
Class 529-B	28
Class 529-C	2,527
Class 529-E	386
Class 529-F1	444
Class R-1	273
Class R-2	1,307
Class R-2E	1
Class R-3	1,335
Class R-4	786
Class R-5	172
Class R-6	82,795
Total	96,704

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.91
Class B	$30.89
Class C	$30.83
Class F1	$30.91
Class F2	$30.92
Class 529-A	$30.89
Class 529-B	$30.88
Class 529-C	$30.78
Class 529-E	$30.86
Class 529-F1	$30.91
Class R-1	$30.84
Class R-2	$30.81
Class R-2E	$30.89
Class R-3	$30.86
Class R-4	$30.91
Class R-5	$30.95
Class R-6	$30.93

* Amount less than one thousand